Exhibit 4.1.2

***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately in connection with such request.

     Amendment #1

     This Amendment 1 (“Amendment 1”) to the Second Amended And Restated License, Maintenance And Distribution Agreement, effective as of the 1st day of October, 2003 (the “Distribution Agreement”), is made by and between Reuters Limited, a company organized under the laws of England and Wales, with offices at 85 Fleet Street, London EC4P 4AJ, United Kingdom ("Reuters") and TIBCO Software, Inc., a Delaware corporation, with offices at 3303 Hillview Avenue, Palo Alto, CA 94304 ("TSI"). This Amendment 1 shall be effective as of the last date signed below (the “AM1 Effective Date”). All capitalized Terms used herein and not otherwise defined are defined in the Distribution Agreement.

     1.     Distribution License. The following new section 6.7 is hereby added to Article 6 of the Distribution Agreement:

     6.7       Distribution License.

      (a)      Without prejudice to the provisions of Article 2, TSI hereby grants to Reuters the additional right and license (the "Distribution License") during the first AM1 Term (as defined below) to sublicense and otherwise distribute on the terms and conditions set forth in Amendment 1 to this Agreement (“Amendment 1”), the TSI products (the “AM1 Products”) listed on Exhibit A to Amendment 1 (“Exhibit AM1A”) solely in conjunction with the sale by Reuters of its market data delivery solutions to end users solely for the internal use of those end users. The grant of rights under this section 6.7 does not convey any right of internal use upon Reuters other than as set out in Article 2 of the Distribution Agreement. Reuters may notify TSI of its opportunities relating to the sale of the AM1 Products, including the name of the end user, the anticipated value of the transaction and the anticipated date the transaction will close.

      (b)      (i)      Reuters shall pay TSI minimum annual license fees in respect of licensing revenue recognized by Reuters in respect of the AM1 Products of $11 million (the “Annual Minimum”). The Annual Minimum will be due on the AM 1 Effective Date (as defined in Amendment 1) and payable within 30 days of that date. Included within the Annual Minimum is Updates Only maintenance in accordance with Exhibit B of this Agreement.

                 (ii)       At all times during which Reuters distributes any AM1 Products pursuant to this Amendment 1, Reuters shall calculate, on a quarterly basis, a license fee (“License Fee”) in respect of TSI Products equal to [* * *]% (or such lower rate as is mutually agreed by Reuters and TSI from time to time in writing) of the license revenues attributable to the AM1 Products recognized by Reuters in the prior quarter in accordance with GAAP or its foreign equivalents (less any discounts not already deducted from revenues and less any withholding taxes included in such revenues), excluding revenues attributable to TSI Products that are Embedded in Reuters products pursuant to clause 2.6(a)(2) of the Distribution Agreement. At the point in time during the AM1 Term that the cumulative License Fees exceed the Annual Minimum, Reuters shall pay such excess (the “Excess License Fees”) within 30 days of the end of the first calendar quarter in which the cumulative License Fees exceeded the Annual Minimum. Thereafter, Reuters shall pay to TSI the Excess License Fees due for sales in a calendar quarter during the AM1 Term within 30 days of the end of the applicable calendar quarter.

      (c)      (i)      Once Reuters begins to pay Excess License Fees, Reuters shall also purchase Updates Only maintenance in association with those Excess License Fees at a rate of 0.83% of the relevant License Fees (the “Excess Maintenance Fee”) for each month that remains in the AM1 Term.

                (ii)      TSI shall provide all maintenance and support directly to end users of the AM1 Products in accordance with the provisions of the Distribution Agreement. Reuters shall refer the end users to TSI who will attempt to enter into maintenance agreements with the end users in accordance

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with TSI’s standard maintenance and support offerings. On a case by case basis, Reuters and TSI shall mutually and reasonably agree the terms under which Reuters shall provide first level support to an end user under this section 6.7. Reuters will then provide first level support in accordance with its standard provisions for maintenance and support and TSI shall provide back-up, second and third level support in accordance with its standard maintenance and support offerings, unless otherwise agreed between Reuters and TSI in writing. In the event Reuters sells maintenance and support to an end user and provides first level support to that end user, Reuters and TSI anticipate that 70% of the maintenance and support charged by Reuters will be paid to TSI in exchange for TSI providing second and third level support. In mutually agreeing what the terms of direct maintenance and support to an end user by Reuters is, the parties acknowledge that TSI’s standard practice is to attempt charge VSOE.

     (d)      The audit rights contained in section 5.3(a) of this Agreement shall apply to the AM1 Products and associated License Fees.

     (e)      In order to allocate fairly revenues relating to the AM1 Products and Reuters products, services or any other item and the provision of related support, unless otherwise mutually and reasonably agreed between the parties, such revenues shall be determined in accordance with the following:

                 (i)       Reuters shall allocate fees fairly as between the AM1 Product license and support fees, on the one part, and any Reuters’ products, services or any other item, sold in connection with any customer transaction or series of related transactions. Such fair allocation shall be based on a presumption that the AM1 Product license or support fees have not been discounted at a greater rate (based on standard list price) than any Reuters products, support, services or any other item, sold in connection with any customer transaction or series of related transactions.

                 (ii)       Reuters shall not structure any customer transaction or series of transactions with the purpose of reducing the pricing or allocation of AM1 Product License Fees or TSI Share fees in relation to any such Reuters products or services or other items. For example, in a transaction that includes AM1 Products and Reuters products or services, Reuters shall fairly allocate product and service fees only for services actually performed and shall not, in connection with the determination of the amount properly allocable to sales of products, deem AM1 Product License Fees to have been discounted in a proportionate amount greater than the proportionate amount that such Reuters products or services have been discounted.

     (f)      The term of the Distribution License shall be one year from the AM1 Effective Date (the “AM1 Term”). Reuters may renew the AM1 Term upon the first and second anniversary of the AM1 Effective Date by notifying TSI in writing at least 30 days prior to each anniversary of the AM1 Effective Date of its desire to renew the Distribution License, and by paying to TSI within 30 days of each of the first and second anniversaries of the Effective Date the Annual Minimum. The provisions of section 6.7(a) through (e) shall apply to each renewal of the AM1 Term.

2. Referral Fees. The parties hereby agree that the “Comp Percentage to Partner” to be paid in connection with a “Category 1 – Exclusive Qualified Project Referral for Joint Solution,” as described in Exhibit B to the Joint Marketing and Referral Agreement, which constitutes Exhibit C to the Distribution Agreement, shall be changed from “20%” to “30%”. Should TSI close a transaction which Reuters identifies under Section 6.7(a), either as the same transaction or as part of a larger transaction, within the time frame identified by Reuters to close the transaction, TSI shall pay to Reuters a referral fee equal to 50% of the amount Reuters identified under Section 6.7(a) as the value of the transaction, so

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long as that amount does not exceed 50% of the amount TSI collects from the end user for the applicable transaction.

     3.     Maintenance Services. Section 5.2 of the Distribution Agreement is hereby amended by reducing the Reuters Internal Support Fees from $2,000,000 to $1,000,000 effective as of the AM1 Effective Date.

     4.     Term of Agreement. Reuters and TSI hereby agree that all references in the Distribution Agreement, including all exhibits thereto, to “December 31, 2011” are hereby amended to read “December 31, 2012.”

     5.     Maintenance Letter. Reuters and TSI hereby agree that the letter agreement signed by and between Reuters and TSI on or about November 26, 2003, including any and all payment obligations thereunder, shall cease from and after March 31, 2005. The parties jointly agree that they will work together to transfer the 56 remaining Reuters end users covered by that letter and section 5.3 of the Distribution Agreement to TSI in an appropriate manner. TSI and Reuters acknowledge that some of these end users will not transfer directly to TSI and for others it is not practical for the end user to transfer to TSI and in those situations, Reuters will maintain their relationship with the end user, provide first level support to the end user, collect the maintenance and support fees directly from the end user and pass through to TSI 70% of the actual maintenance and support fees relating to that end user to TSI.

     6.     Agreement. Except for the specific modifications and amendments contained in this Amendment 1, all other terms and conditions of the Distribution Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment 1 to be signed by their respective duly authorized officers or representatives as of the date first above written.

REUTERS LIMITED		TIBCO SOFTWARE, INC.
By:	/s/ Tom Glocer	By:	/s/ William R. Hughes
Name:	Tom Glocer	Name:	William R. Hughes
Title:	CEO	Title:	EVP, General Counsel & Secretary
Date:	27-2-05	Date:	2/27/05

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Exhibit AM1A
AM1 Products

AM1 Products	Platform(s)

TIBCO Rendezvous Developer	All currently available

TIBCO Rendezvous Workstation	All currently available

TIBCO Rendezvous Server	All currently available

TIBCO Enterprise Message Service-Full Edition	All currently available

TIBCO Hawk- Server	All currently available

TIBCO Hawk-Workstation	All currently available

TIBCO Hawk JMX Plug-in	All currently available

TIBCO Hawk Adapter for Tivoli	All currently available

TIBCO Hawk Database Adapter	All currently available

TIBCO Hawk SNMP Adapter	All currently available

TIBCO Enterprise Management Advisor	All currently available

TIBCO Rendezvous Network Analysis Kit	All currently available

TIBCO BusinessWorks	All currently available

TIBCO BusinessWorks EJB Plug-in	All currently available

TIBCO BusinessWorks COBOL Copybook Plug-in	All currently available

TIBCO BusinessWorks SmartMapper Plug-in	All currently available

TIBCO SmartMapper Enterprise Server	All currently available

TIBCO DataExchange	All currently available

TIBCO BusinessWorks Workflow	All currently available

TIBCO Substation ES	All currently available

TIBCO CICS Interface for Substation ES	All currently available

TIBCO IMS Interface for Substation ES	All currently available

TIBCO Adapter for CICS	All currently available

TIBCO Adapter SDK	All currently available

TIBCO Adapter for Active Database	All currently available

TIBCO Adapter for Files –UNIX/Windows	All currently available

TIBCO Adapter for Files-OS/390	All currently available

TIBCO Adapter for Files-AS/400	All currently available

TIBCO Adapter for IBM-AS/400	All currently available

TIBCO Adapter for R/3 (SAP)	All currently available

TIBCO Adapter for PeopleSoft	All currently available

TIBCO Adapter for Siebel	All currently available

TIBCO Adapter for Clarify	All currently available

TIBCO Adapter for JDE OneWorld Xe	All currently available

TIBCO Adapter for Remedy	All currently available

TIBCO Adapter for Lotus Notes	All currently available

TIBCO Adapter for Teradata	All currently available

TIBCO Adapter for Tuxedo	All currently available

TIBCO Adapter for Oracle Applications	All currently available

TIBCO Adapter for COM	All currently available

TIBCO Adapter for EJB	All currently available

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TIBCO Adapter for SWIFT	All currently available

TIBCO Adapter for CORBA	All currently available

TIBCO Adapter for LDAP	All currently available

TIBCO Adapter for MQSeries	All currently available

TIBCO Adapter for Infranet	All currently available

TIBCO Adapter for Arbor/BP	All currently available

TIBCO BusinessFactor	All currently available

TIBCO OpsFactor	All currently available

TIBCO PortalBuilder	All currently available

TIBCO BusinessEvents Enterprise and Inference Editions	All currently available

TIBCO TURBO XML – Enterprise	All currently available

TIBCO XML Transform-Enterprise License	All currently available

TIBCO XML Canon	All currently available

TIBCO XML Validate	All currently available

TIBCO Staffware iProcess Engine –Oracle/SQL	All currently available

TIBCO Staffware EAI WebServices (Weblogic), JAVA, COM, SDK Plug-ins	All currently available

TIBCO Staffware Process Clients –Windows, ASP, JSP	All currently available

TIBCO Staffware Process Objects Server	All currently available

TIBCO Staffware Process Object Clients – COM, Java, C++	All currently available

TIBCO Staffware Server Object Clients –.NET, EJB	All currently available

TIBCO Staffware Interchange Manager	All currently available

TIBCO Staffware Enterprise Adapters for eLink	All currently available

TIBCO Staffware SWIP Monitor/SDK	All currently available

TIBCO Staffware Process Definer	All currently available

TIBCO Staffware COM Orchestrator	All currently available

TIBCO General Interface	All currently available

TIBCO General Interface Builder	All currently available

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